Exhibit 99.2

Q4 and FY 2011 Earnings Prepared Remarks

Company Overview

Tessera Technologies, Inc. (the “Company” or “we”) is a holding company for two operating businesses (sometimes referred to as “reporting segments” or “business segments”): Intellectual Property (formerly Micro-electronics) and DigitalOptics (formerly Imaging & Optics). At the beginning of 2012, we renamed our segments to better communicate their long-term visions and positions in the marketplace.

Summary Results

Fiscal Year 2011

Total revenue for the fiscal year ended 2011 was $254.6 million, compared to $301.4 million in 2010. Intellectual Property revenue was $213.4 million, compared to $264.1 million in the prior year. DigitalOptics total revenue in 2011 was $41.2 million, up 10% from prior year revenue of $37.3 million.

The Company had a GAAP net loss of $19.3 million, or ($0.38) per basic share for 2011, which included a third quarter goodwill impairment charge of $49.7 million, all of which related to the DigitalOptics segment. Non-GAAP net income was $60.7 million, or $1.15 per diluted share. 2010 GAAP net income was $57.3 million, or $1.14 per diluted share. 2010 Non-GAAP net income was $91.2 million, or $1.77 per diluted share.

Fourth Quarter 2011

The fourth quarter of 2011 total revenue for the Company was $56.7 million, which was down 4% sequentially and 29% year-over year. Intellectual Property revenue was $49.0 million and DigitalOptics revenue was $7.7 million of which $2.4 million was products and services and $5.3 million was royalties and license fees.

GAAP net income was $2.6 million, or $0.05 per share. Non-GAAP net income was $9.7 million, or $0.18 per share.

Balance Sheet

Cash, cash equivalents and investments were $492.4 million as of Dec. 31, 2011, a decrease of $43.2 million from the end of the prior quarter, reflecting a $58.2 million investment in acquired intellectual property in the quarter. For the year 2011, cash, cash equivalents and investments increased $17.4 million, resulting primarily from net cash provided by operating activities of $80.0 million, offset by purchases of $66.7 million of intellectual property.

Management and Board Changes in 2011

Management

In May 2011, the Company named Robert A. Young as its new President and Chief Executive Officer. Dr. Young’s vision, technology expertise, leadership qualities and extensive industry contacts are enabling the Company to successfully capitalize on its future growth opportunities. Dr. Young is a proven and seasoned executive with an 18-year tenure at IBM in addition to leadership roles at Dillon, Read & Co. and in the venture capital and private equity markets. Dr. Young is also a member of the Company’s board of directors, a position he has held since its inception in 1991.

The Company also named new leaders for its business segments. In March 2011, Bob Roohparvar, President of DigitalOptics Corporation (DOC), joined the executive team from Flextronics, which he joined in 2006 as president of FlexPower and president and CEO of Vista Point Technology. Under his leadership, these subsidiaries grew into billion dollar businesses. Dr. Roohparvar’s unique combination of technical, leadership and manufacturing execution skills will continue to be critical to the success of DigitalOptics long-term goal to be a leading provider of integrated mobile camera modules, a $9 billion dollar market today.

In July 2011, Richard S. Chernicoff, President of Tessera Intellectual Property Corp., joined the executive team. Mr. Chernicoff brings significant intellectual property, financial and legal expertise, as well as deep customer and industry contacts, from his experience in leading teams at SanDisk Corporation, Brobeck Phleger & Harrison LLP, and Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Chernicoff will continue to set the strategy and execute the growth opportunities that lie ahead in the Intellectual Property segment.

Today, Edmundo Ruiz, Executive Vice President and Chief Administrative Officer, joined the executive team from iSoftStone, a leading China-based IT services provider, where he was senior vice-president with overall management responsibility for the company’s European business, including managing customers and operations, and supporting corporate strategy and mergers and acquisitions. Mr. Ruiz, who previously held executive roles at Avaya and Siemens AG, is responsible for all corporate administrative functions including IT, Human Resources, Facilities and Real Estate and has corporate responsibility for strategic initiatives. His significant operational and administrative experience and expertise will be invaluable as the Company’s businesses scale over time.

Board of Directors

In May 2011, the Company appointed Robert J. Boehlke, who has served as a board member since 2004, as its new Chairman of the Board of Directors. Mr. Boehlke was Executive Vice President and Chief Financial Officer for KLA-Tencor (and its predecessor KLA Instruments), a leading provider of semiconductor process control and yield management solutions. During his 17-year tenure with KLA-Tencor, Mr. Boehlke held a variety of senior operating and line management positions, including Chief Operating Officer. In his operational roles, he grew revenues 10-fold while also growing margins, and facilitated market adoption by developing new technologies. Later while serving as Chief Financial Officer, Mr. Boehlke again increased sales 10-fold by championing an innovative concept that ultimately commercialized into a $1.7 billion wafer inspection business unit. In addition to his day-to-day responsibilities as CFO, he oversaw the integration of KLA Instrument’s merger with Tencor, its closest competitor — now considered by industry standards to be one of the best post-integrations of two large-cap companies. Mr. Boehlke often served as the primary Wall Street contact for KLA-Tencor and assisted the company in securing innovative financing to fuel the company’s continued growth. Prior to his career at KLA-Tencor, Mr. Boehlke was an investment banking partner at Kidder, Peabody & Company, Inc. where he specialized in securities valuations and developed a deep understanding of Wall Street communications and investor needs. During his 12-year career there, he was responsible for arranging public and private financings, arranging the public offerings of securities, and mergers and acquisitions. In addition, Mr. Boehlke has served as either a member or chairman of the audit or compensation committees of five public companies, and is currently on the Board of Directors of MEMC Electronic Materials, Inc., a semiconductor wafer manufacturing company.

The Company also appointed two new board members in 2011. In March, Kevin G. Rivette joined the Board of Directors. Mr. Rivette is currently a partner at 3LP Advisors, an IP investment advisory firm. Prior to 3LP, Mr. Rivette was recruited by IBM Corporation to serve as its first vice president of Intellectual Property Strategy. In that capacity, Mr. Rivette established IBM’s intellectual property strategy, which is still in place today. Prior to joining IBM, Mr. Rivette was an Executive Advisor at the Boston Consulting Group, where he focused on helping organizations develop IP strategies to further their business goals. Mr. Rivette served as Chairman of the U.S. Patent and Trademark Office’s Patent Public Advisory Committee from 2006 to 2009; was voted into the IP Hall of Fame by members of the IP community in 2007; and was named one of “The World’s Leading IP Strategists” in 2009. Mr. Rivette has authored several national and international publications including, “Rembrandts in the Attic: Unlocking the Hidden Value of Patents,” a book published by Harvard Business Review Press which helped bring about a revolution in the way that intellectual property assets are viewed in corporations across the world. The New York Times declared his book “the textbook” on intellectual property strategies.

In August, the Company appointed Anthony J. Tether to its Board of Directors. Dr. Tether is the former Director of the Defense Advanced Research Projects Agency (DARPA), the principal agency within the U.S. Department of Defense for research, development, and demonstration of concepts, devices, and systems that provide highly advanced new technology capabilities. As Director from 2001 until 2009, Dr. Tether reported directly to the Secretary of Defense and was responsible for the allocation of nearly $25 billion towards the creation of new technological capabilities that significantly enhance the military and economic security of the United States. Examples include:

•	Development of alternative energy sources using non-food sources to produce extremely demanding quality fuels for airplanes, reducing reliance on petroleum

•	Technologies to accelerate the development and production of medical therapeutics and vaccines from years to weeks

•	Prosthetics that can be controlled and perceived directly by the brain just as with a natural limb

•	New computer transistors architectures with reduced power dissipation allowing Moore’s Law to continue

•	Real-time language translations of structured and unstructured text and speech equivalent to expert human linguist capability.

In addition to the distinction of being the longest serving Director of DARPA, Dr. Tether brings to the Company more than 40 years of industrial and government experience and an expansive contact network. His unique background and broad expertise will be of great benefit to the long-term growth of the Company.

Segment Review

Intellectual Property

The Intellectual Property segment is a patent licensing business that realizes the value of its patent portfolios through long-term, running-royalty license agreements. Its patent portfolios today primarily cover semiconductor packaging related patents, which are held largely in Tessera, Inc., a subsidiary of the Company, and DRAM patents related to the design and operation of a DRAM chip, which are held largely in Invensas Corporation (Invensas), a separate subsidiary of the Company. Semiconductor packaging creates the mechanical and electrical connection between semiconductor chips and systems like computers and communication equipment.

In 2011, our new management renewed two license agreements that are key to the recurring cash flow base of our Intellectual Property segment: in November, both Samsung Electronics Co., Ltd. and Hynix Semiconductor Inc. exercised the renewal option in their respective license agreements with Tessera, Inc. to extend the term of their respective licenses to 2017.

Our semiconductor packaging patent portfolios contain patents related to technologies in use today, such as chip scale packaging, those that will be adopted in the near-term, and technologies that are part of the longer-term evolution of semiconductor packaging.

In December 2011, Invensas purchased 73 patents from MoSys, Inc. Invensas believes these patents are very relevant to industry-standard DRAM products that have been shipping from the fabs of its potential licensees. The purchase significantly enhanced Invensas’ DRAM circuitry portfolio.

In 2011, Invensas launched xFD. xFD is a patented semiconductor packaging technology that reduces packaging costs, improves the performance of memory packages containing multiple face down die, and provides system manufacturers the opportunity to use less costly printed circuit board technologies. xFD is an example of a technology that may be adopted in the near term for use in the DRAM memory stacking space. In October 2011, Invensas announced NANIUM S.A. was the first company offering an implementation of Invensas’s xFD packaging technology in volume. Invensas is working with system manufacturers, memory chip manufacturers and assembly and test companies to speed adoption of xFD technology.

Invensas is also developing three-dimensional packaging solutions to address new longer-term opportunities. To complement internal research and development efforts, in October 2011, Invensas acquired intellectual property from ALLVIA, Inc., which relate to 3-dimensional integrated circuits (3D-IC), including through-silicon via (TSV) technology and silicon interposer technology, which is referred to in the industry as 2.5D. Future generation memory and mobile products require interposer and 3D-IC based packaging technologies to meet challenging data bandwidth and power reduction requirements.

DigitalOptics

The DigitalOptics segment offers products that include licensable image processing technologies such as auto-focus, zoom, red-eye correction, face tracking, smile and blink detection, which are in nearly 90% of all digital still cameras in the market today and are embedded in mobile phones from six of the top ten OEMs. DOC is taking this proven technology and transitioning these components into the mobile imaging market. It is also on track in 2012 to deliver its latest component, a Micro Electro Mechanical Systems (MEMS) auto-focus actuator.

DigitalOptics MEMS technology has met and exceeds the performance and reliability requirements based on test criteria from multiple Tier 1 mobile phone makers and DOC is working on the supply chain to support the anticipated high volume production. DOC expects a design win for its MEMS Auto-Focus in the first half of 2012, with revenue starting in the fourth quarter of 2012. This is a $1 billion market opportunity, with a current incumbent technology called Voice Coil Motor (VCM) that we believe MEMS will replace because of its multi-faceted technical superiority to VCM. MEMS has a smaller footprint and is thinner than VCM; has 7x faster auto-focus time; consumes 1/300th of the power; and has significantly more precise and continuous auto-focus, required for optimal video on mobile phones.

The MEMS auto-focus actuator is just one component of the larger camera module, however. The camera module’s primary components are image sensor, lens, lens barrel, algorithms, etc. DOC has many of these components, protected by high value IP and differentiated by multiple breakthrough technological features. The next step in DOC’s vision of bringing the DOC ‘standard’ to the mobile imaging market is to become a vertically integrated camera module supplier, either through partnerships, contract manufacturing, or becoming a manufacturer itself. As a vertically integrated provider, DOC will be able to effectively compete in the camera module business, which today is a highly fragmented commodity market worth $9 billion. DOC anticipates being able to provide integrated camera modules starting in 2013.

Patent Assets

The Company fosters innovation and dedicates significant resources to inventing and acquiring new technologies. As of Dec. 31, 2011, the Company and its subsidiaries owned more than 2,875 domestic and international patents and patent applications. More than 1,725 of these patents and patent applications are in the Intellectual Property segment, and more than 1,150 patents and patent applications are in the DigitalOptics segment. The last of the issued patents will expire in 2030. The following chart shows year end patent asset counts over time.

As of Dec. 31, 2011, Invensas has invested more than $100 million in the past three years acquiring patents it believes will assist in its efforts to obtaining licenses extending the base of recurring cash flows to finance growth in the Intellectual Property business.

Financial Discussion

Quarterly Revenue

	Q4 2011	Q4 2010	Y-o-Y %	Q3 2011	Q-o-Q %
Total Revenue	$56.7	$80.4	(29%)	$59.3	(4%)
Intellectual Property	$49.0	$71.2	(31%)	$50.3	(3%)
DigitalOptics	$7.7	$9.2	(16%)	$9.0	(14%)
DigitalOptics – Royalties	$4.3	$3.5	21%	$3.7	14%

(in millions, except %)

Revenue for the fourth quarter of 2011 was $56.7 million, as compared to our revenue guidance of $56.5 million.

Intellectual Property revenue was $49.0 million, which compared to our revenue guidance of $48.5 million. As compared to the third quarter of 2011, revenue was down $1.3 million due to the volume pricing adjustments from two major DRAM manufacturers that negatively impacted fourth quarter revenue sequentially by $4.9 million. In the fourth quarter of 2011, Intellectual Property revenue included $1.8 million in one-time items. Apart from these one-time items and the impact of volume pricing adjustments with two major DRAM manufacturers, fourth quarter 2011 revenues were up $1.7 million, or 3% sequentially.

In comparison to the prior year, fourth quarter 2011 Intellectual Property revenue was down $22.2 million, or 31%. Fourth quarter 2010 revenue included approximately $10.0 million in revenue from five licensees or former licensees who are in breach of contract or have not renewed their license agreements. We did not receive payment in 2011 from these companies. Fourth quarter 2010 revenue also included a payment of $6.0 million from United Test and Assembly Center Ltd., which was part of a $15.0 million 2010 settlement. Excluding aforementioned items and the impact of volume pricing adjustments, fourth quarter 2011 revenue was down approximately $6.2 million, or 11% as compared to the fourth quarter of 2010, due to lower year-over-year units reported, in aggregate, by our licensees.

DigitalOptics total revenue for the fourth quarter of 2011 was $7.7 million. Royalty and license revenue was approximately $5.3 million, up 6% quarter-over-quarter and up 1% year-over-year. Royalties were $4.3 million, up 14% quarter-over-quarter and up 21% year-over-year. Products and services revenue was $2.4 million, a decrease of $1.7 million sequentially, related to lower sales in our Micro-Optics product line.

Quarterly GAAP Results

Total GAAP operating expenses in the fourth quarter of 2011 were $54.4 million, as follows

•	Cost of revenues: $7.0 million

•	R&D: $19.9 million

•	SG&A: $20.7 million

•	Litigation expense: $7.1 million

•	Impairment of long-lived assets : ($0.6) million, and

•	Restructuring expense: $0.3 million.

Included in the GAAP operating expenses above are the following:

•	Stock-based compensation expense: $5.3 million, and

•	Amortization of acquired intangibles: $4.8 million

In addition, other income, net of expense, was $0.6 million, and GAAP tax expense was $0.3 million.

Fourth quarter total GAAP operating expenses were lower by $52.0 million, or 49% quarter-over-quarter. The sequential decrease was primarily due to non-recurring charges recorded in the third quarter including the impairment of goodwill charge of $49.7 million and a restructuring expense of $2.9 million related to the closure of our Intellectual Property segment’s Japan development facility.

Quarterly GAAP Net Income (Loss) and Earnings (Loss) Per Share

	Q4 2011	Q4 2010	Q3 2011
GAAP Net Income (Loss)	$2.6	$13.5	($44.7)
GAAP Earnings (Loss) Per Share	$0.05	$0.27	($0.87)
Fully Diluted Shares	51,678	50,942	51,364

(in millions, except per share and % data)

Quarterly Non-GAAP Results

Total Non-GAAP operating expenses in the fourth quarter of 2011 were $44.9 million, as follows:

•	Cost of revenues: $5.2 million

•	R&D: $16.7 million

•	SG&A: $15.6 million

•	Litigation expense: $7.1 million, and

•	Restructuring expense: $0.3 million.

Fourth quarter total Non-GAAP operating expenses were lower by $2.6 million, or 5%, quarter-over-quarter primarily resulting from the aforementioned non-recurring restructuring expense, in the third quarter, of $2.9 million, and lower litigation expenses of $2.0 million. Offsetting these favorable sequential variances in Non-GAAP expenses were higher cost of revenue of $1.4 million, primarily due to the incurrence of a success fee to 3LP Advisors related to the renewal of the Hynix and Samsung licenses, as well as higher research and development expenses of $0.6 million, and SG&A expenses of $0.5 million.

Non-GAAP results exclude stock-based compensation, charges for acquired in-process research and development, acquired intangibles amortization, impairment charges on long-lived assets and goodwill, and related tax effects. We have included a detailed reconciliation between our GAAP and Non-GAAP net income (loss) in both our earnings release and on our web site for your convenient reference.

Quarterly Non-GAAP Net Income and EPS

Tax adjustments in the fourth quarter of 2011 for Non-GAAP items were approximately $2.5 million.

	Q4 2011	Q4 2010	Y-o-Y %	Q3 2011	Q-o-Q %
Non-GAAP Net Income	$9.7	$23.1	(58%)	$10.6	(9%)
Non-GAAP EPS	$0.18	$0.44		$0.20
Fully Diluted Shares	52,708	52,509		52,590

(in millions, except per share and % data)

Annual Revenue

	FY 2011	FY 2010	Y-o-Y $	Y-o-Y %
Total Revenue	$254.6	$301.4	($46.8)	(16%)
Intellectual Property	$213.4	$264.1	($50.7)	(19%)
DigitalOptics	$41.2	$37.3	$3.9	10%
DigitalOptics – Royalties	$16.5	$11.4	$5.1	45%

(in millions, except %)

Revenue for 2011 was $254.6 million, down $46.8 million or 16% year-over-year.

Intellectual Property revenue was $213.4 million, down $50.7 million or 19% year-over-year. 2010 revenue benefitted from approximately $35.4 million in revenue from five licensees or former licensees who are in breach of contract or have not renewed their license agreements and a $15.0 million 2010 settlement from United Test and Assembly Center Ltd. Excluding the above items, 2011 Intellectual Property revenue was approximately flat as compared to 2010, reflecting market conditions in DRAM and mobile semiconductors.

DigitalOptics total revenue in 2011 was $41.2 million, up approximately 10% as compared to 2010 DigitalOptics revenue of $37.3 million. Royalties and license revenue was $23.8 million, which was $8.2 million, or 53%, above 2010 revenue due to increased royalties and license fees from our extended depth of field (“EDOF”) and embedded image enhancement technologies. Products and services revenue was $17.4 million, which was down $4.3 million, or 20%, from the prior year reflecting lower sales of lithography products.

Annual GAAP and Non-GAAP Results

GAAP net loss for 2011 was $19.3 million or ($0.38) per share on weighted average basic share count of 51.1 million shares. In comparison to 2010, GAAP net income was $57.3 million or $1.14 per share on a fully diluted weighted average share count of 50.5 million shares. The 2011 GAAP net loss was caused by a $49.7 million goodwill impairment charge the Company recorded in the third quarter of 2011. The decline in the Company’s stock price resulted in the Company’s market capitalization falling below its net book value of equity for an extended period of time. In accordance with Accounting Standards Codification 350, “Intangibles—Goodwill and Other,” the Company recorded this goodwill impairment charge, all of which were related to the DigitalOptics segment.

Non-GAAP net income for 2011 was $60.7 million or $1.15 per share on a fully diluted weighted average share count of 52.5 million shares. In comparison to 2010, Non-GAAP net income was $91.2 million or $1.77 per share on a fully diluted weighted average share count of 51.5 million shares.

Balance Sheet Metrics

We ended the year with $492.4 million in cash, cash equivalents, and investments, a $43.2 million decrease from the prior quarter and an increase of $17.4 million over the prior year.

In the fourth quarter of 2011, net cash provided by operations was $16.6 million. We invested in $58.2 million of intellectual property and made $3.0 million of capital expenditures.

In 2011, net cash provided by operations was $80.0 million and proceeds from sale of assets and stock option and employee stock purchase program totaled $10.0 million. We invested in $66.7 million of intellectual property and made $6.5 million of capital expenditures

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the Company’s financial results; the impact of changes to executive management and the board of directors; growth of the Company’s served markets; industry and technology trends; adoption of the Company’s technology and use in additional applications; growth opportunities; growth drivers; expansion into vertical and other markets, including with respect to the camera module business; the characteristics, benefits, features, disruptive qualities and potential of the Company’s technologies and products, including xFD technology, 3D-IC based packaging technologies, the MEMS actuator and expected design win, and other camera module components; future investment and development resources; ability to address upcoming needs of key market segments; market opportunities; the expansion of the Company’s intellectual property portfolios; the benefits of Invensas Corporation’s acquisition of patent assets from MoSys, Inc. and ALLVIA and its partnership with ALLVIA; the renewal of licenses with major licensees; DOC’s supply chain plans and anticipated production volumes; the anticipated provision of integrated camera modules; the impact of volume pricing adjustments and the Company’s intellectual property protection efforts, including litigation. Material factors that may cause results to differ from the statements made include changes to the Company’s plans or operations relating to its businesses and groups, market or industry conditions; the expiration of our license agreements and the cessation of related royalty income; the failure, financial inability or refusal of licensees to pay royalties; delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect or realize value from our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; failure to identify or complete a favorable transaction with respect to the DigitalOptics business; failure to achieve the growth prospects and synergies expected from acquisitions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of these prepared remarks. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2010, and Form 10-Q for the period ended September 30, 2011, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in these remarks. Although these remarks may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

Annual Report on Form 10-K for the year ended Dec. 31, 2010, and Form 10-Q for the period ended September 30, 2011, include more information about factors that could affect the Company's financial results. The Company assumes no obligation to update information contained in these remarks. Although these remarks may remain available on the Company's website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), this document contains non-GAAP financial measures adjusted for either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, impairment charges on long-lived assets and goodwill, and related tax effects. The non-GAAP financial measures also exclude the effects of FASB Accounting Standards Codification 718, “Stock Compensation” upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in these remarks provide investors with important perspectives into the Company’s ongoing business performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations (available in the Company’s earnings release and on its website) to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Additional Information and Where to Find It

The Company, its directors and certain executive officers and employees may become participants in the solicitation of proxies from stockholders in connection with the Company’s 2012 Annual Meeting of Stockholders (the “Annual Meeting”). The Company plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the Annual Meeting (the “2012 Proxy Statement”).

Robert J. Boehlke, John B. Goodrich, David C. Nagel, Kevin G. Rivette, Anthony J. Tether, and Robert A. Young, all of whom are members of the Company’s Board of Directors, and Michael Anthofer, Executive Vice President and Chief Financial Officer, Bernard J. Cassidy, Executive Vice President, General Counsel and Secretary and Moriah Shilton, Senior Director, Investor Relations, may become participants in the Company’s solicitation. Information regarding the Company’s directors’ and executive officers’

respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement relating to the 2011 annual meeting of stockholders. No other participants own in excess of 1% of the Company’s common stock. Additional information regarding the interests of such participants will be included in the 2012 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive 2012 Proxy Statement with the SEC, the Company will mail the definitive 2012 Proxy Statement and a proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2012 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2012 Proxy Statement and any other documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://ir.tessera.com/sec.cfm) or by writing to the Secretary, Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, California 95134.